Exhibit 5.1
September 11, 2006
Biopure Corporation
11 Hurley Street
Cambridge, Massachusetts 02141
Re:      Biopure Corporation
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration for resale of 15,909,084 shares (the “Registered Shares”) of Class A common stock, $0.01 par value (“Common Stock”), of Biopure Corporation, a Delaware corporation (the “Company”). The Registered Shares consist of (i) 7,575,754 shares of Common Stock (the “Shares”) and 7,575,754 shares of Common Stock (the “Purchaser Warrant Shares”) issuable upon the exercise of warrants (the “Purchaser Warrants”) purchased pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated August 17, 2006 by and among the Company and the purchasers named therein and (ii) 757,576 shares of Common Stock (together with the Purchaser Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (together with the Purchaser Warrants, the “Warrants”) issued to Dawson James Securities, Inc., which acted as placement agent in connection with the Securities Purchase Agreement.
We have acted as counsel for the Company in connection with its issuance of the Shares and the Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.
The opinions expressed below are limited to matters governed by the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable and that, when the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants, and the Company has received the consideration therefore in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Biopure Corporation	- 2 -	September 11, 2006
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Shares.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
It is understood that this opinion is to be used only in connection with the offer and sale of the Registered Shares while the Registration Statement is in effect.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP